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                                                                    EXHIBIT 11a

                              ARGUSS HOLDINGS, INC.

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                             Three Months Ended
                                      March 31, 1997      March 31, 1996

NET INCOME                              $  618,000          $   59,000
                                        ----------          ----------

PRIMARY EARNINGS PER SHARE

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                              7,271,000           1,700,000

STOCK OPTIONS                              246,000              30,000

                                        ----------          ----------
                                         7,517,000           1,730,000

NET INCOME PER SHARE                    $      .08          $      .03
                                        ----------          ----------

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